Exhibit 99.1

Press Release

For immediate release

Invesco Mortgage Capital Inc. Provides Update on Status of Financing Arrangements as of March 23, 2020 and Delays Payment of Quarterly Dividends

Atlanta – March 24, 2020 – Invesco Mortgage Capital Inc. (the “Company”) (NYSE: IVR) announced today that in recent weeks, due to the turmoil in the financial markets resulting from the global pandemic of the COVID-19 virus, the Company and its subsidiaries have received an unusually high number of margin calls from financing counterparties. Through Friday, March 20, 2020, the Company had timely met all margin calls received. However, on Monday afternoon, March 23, 2020, the Company notified its financing counterparties that it was not in a position to fund the margin calls that it received on March 23, 2020, and that the Company did not expect to be in a position to fund the anticipated volume of future margin calls under its financing arrangements in the near term as a result of market disruptions created by the COVID-19 pandemic.

The Company further announced that it is engaged in discussions with its financing counterparties with regard to entering into forbearance agreements pursuant to which each counterparty would agree to forbear from exercising its rights and remedies with respect to an event of default under the applicable financing arrangement for an agreed-upon period. The Company cannot predict whether its financing counterparties will enter into a forbearance agreement, the timing of any such agreement, or the terms thereof.

In addition, in order to preserve liquidity until it can more accurately assess the impact that current market conditions in fixed income markets will have on the Company’s balance sheet and overall liquidity, the Company announced that it will delay the payment of its previously announced quarterly cash dividends on the Company’s common stock, 7.75% Series A Cumulative Redeemable Preferred Stock, 7.75% Fixed-to-Floating Series B Cumulative Redeemable Preferred Stock and 7.50% Fixed-to-Floating Series C Cumulative Redeemable Preferred Stock. The quarterly cash dividend of $0.50 per share on the Company’s common stock had been declared on March 17, 2020 and was to be paid on April 28, 2020 to all stockholders of record as of March 30, 2020. The Series A Preferred Stock dividend of $0.4844 per share had been declared on March 17, 2020 and was to be paid on April 27, 2020 to stockholders of record as of April 1, 2020. The quarterly dividends on the Series B Preferred Stock and Series C Preferred Stock were payable on March 27, 2020, to stockholders of record as of March 5, 2020.

The Company will continue to evaluate its liquidity situation and plans to provide updates regarding new payment dates and, if necessary, new record dates, for the dividends once such dates have been determined.

The Company has engaged Alston & Bird LLP as legal counsel and FTI LLC as financial advisor in connection with its financings and related matters.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that primarily focuses on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a registered investment advisor and an indirect, wholly-owned subsidiary of Invesco Ltd., a leading independent global investment management firm.

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Cautionary Notice Regarding Forward-Looking Statements

This press release may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws as defined in the Private Securities Litigation Reform Act of 1995, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. These forward-looking statements include information about the Company’s ability to meet its expected margin calls and the ability to reach an agreement with financing counterparties, information about the Company’s upcoming dividend payments and the Company’s ability to pay any such dividends, as well as any other statements other than statements of historical fact. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

The forward-looking statements are based on management’s beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company. For example, the ability to meet margin calls may be delayed or they may not be met at all, and payment of the dividends discussed above may be further delayed or may not be paid at all. Some of the other factors are described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov, under the headings “Risk Factors,” “Forward-Looking Statements,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Invesco Mortgage Capital Inc.

Investor Relations Contact:

Brandon Burke, 800-241-5477